                                                                    EXHIBIT 99.1

Explanation of Responses.

(1) Pursuant to the terms of the Limited Liability Company Agreement of VG
Holdings, LLC ("Holdings"), dated February 11, 2010 (the "LLC Agreement"),
Holdings commenced the process of dissolution on June 30, 2013, including the distribution to its Members (as defined below) of 15,562,558 shares of common stock ("Distributed Shares") of Viasystem Group, Inc. ("Viasystems") of which it was the record holder. The members of Holdings receiving Distributed Shares
(collectively, the "Members" and,individually, a "Member") are (i) Hicks, Muse,
 Tate & Furst Equity Fund III,L.P. ("Equity Fund III"); HM3 Coinvestors, L.P.
("HM3 Coinvestors"); Hicks,Muse, PG-IV (1999), C.V. ("PG-IV" and together with
Equity Fund III and HM3 Coinvestors, the "Group 1 HM Members"); HMTF Equity Fund
 IV (1999), L.P.("Equity Fund IV"); HMTF Private Equity Fund IV (1999), L.P.
("Private Equity Fund IV"); HM 4-P (1999) Coinvestors, L.P. ("HM 4-P"); and
HM4-EQ (1999)Coinvestors, L.P. ("EQ Coinvestors", and together with Equity Fund
IV, Private Equity Fund IV and HM 4-P, the "Group 2 HM Members", and the Group 1
HM Members and the Group 2 HM Members, collectively, the "HM Members"); (ii) GSC
Recovery II, L.P. ("RII")and GSC Recovery IIA, L.P. ("RIIA" and together with
RII, the "GSC Members"); and (iii) TCW Shared Opportunity Fund III, L.P. (the
"TCW Member"). Of the Distributed Shares, Holdings distributed an aggregate of
3,984,941 Distributed Shares to the GSC Members, which are reported on this Form
4 (the "Reported Shares"). On or around the same reporting date as this Form 4,
Holdings is filing three additional Forms 4 reflecting distributions of the
Distributed Shares to the Group 1 HM Members, the Group 2 HM Members and the TCW
Member. Collectively, the four Forms 4 will report all of the Distributed
Shares.

(2) RII is the direct beneficial owner of the shares of common stock. Black
Diamond Capital Management, L.L.C. ("BDCM") is the member of the manager of GSC
Acquisition Holdings, LLC and may be deemed to have voting and dispositive power over any Reported Shares beneficially owned by RII. BDCM disclaims beneficial ownership of such shares, and this report shall not be deemed an admission that
BDCM is the beneficial owner of such shares for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein. For the avoidance of doubt, after the distribution of the Distributed Shares,
Holdings is not the beneficial owner of any shares of Viasystems for the purpose of Section 16.

(3) RIIA is the direct beneficial owner of the shares of common stock. BDCM is the member of the manager of GSC Acquisition Holdings, LLC and may be deemed to have voting and dispositive power over any Reported Shares beneficially owned by
RIIA. BDCM disclaims beneficial ownership of such shares, and this report shall not be deemed an admission that BDCM is the beneficial owner of such shares for the purpose of Section 16 or for any other purpose, except to the extent of its pecuniary interest therein. For the avoidance of doubt, after the distribution of the Distributed Shares, Holdings is not the beneficial owner of any shares of
Viasystems for the purpose of Section 16.

(4) Stephen H. Deckoff exercises voting and dispositive power over the shares beneficially owned by each of the GSC Members. Stephen H. Deckoff may be deemed to have or share dispositive and/or voting power over all or a portion of the shares of Viasystems beneficially owned by BDCM. Stephen H. Deckoff disclaims beneficial ownership of such shares, and this report shall not be deemed an admission that Stephen H. Deckoff is the beneficial owner of such shares for the purpose of Section 16 or for any other purpose, except to the extent of his pecuniary interest therein. For the avoidance of doubt, after the distribution of the Distributed Shares, Holdings is not the beneficial owner of any shares of
Viasystems for the purpose of Section 16.